                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          ORBITAL SCIENCES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                                    Orbital
                                                   Sciences    [LOGO]
                                                Corporation

March 25, 1996

Dear Stockholder:

     It is my pleasure to invite you to the Annual Meeting of Stockholders of Orbital Sciences Corporation to be held on Thursday, April 25, 1996 at 9:00 A.M. at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Your return of a proxy in advance will not affect your right to vote in person at the meeting.

     I hope that you will be able to attend the meeting. The officers and directors of the Company look forward to seeing you at that time.

Sincerely,

/s/ DAVID W. THOMPSON
--------------------------------
DAVID W. THOMPSON
Chairman of the Board, President
and Chief Executive Officer

                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 1996
                            ------------------------

     The Annual Meeting of Stockholders of Orbital Sciences Corporation (the "Company") will be held at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 25, 1996 at 9:00 A.M. for the following purposes:

        1. To elect five directors for a three-year term ending in 1999.

        2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

/s/LESLIE C. SEEMAN
--------------------------------------
LESLIE C. SEEMAN
Senior Vice President, General Counsel
and Secretary

March 25, 1996

                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Orbital Sciences Corporation (the "Company" or "Orbital") for use at the Annual Meeting of Stockholders to be held at the Company's headquarters located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 25, 1996 at 9:00 A.M. and any adjournments thereof.

     There are two outstanding classes of securities that entitle holders thereof to vote generally at meetings of Orbital stockholders: (a) common stock of Orbital, par value $0.01 per share (the "Common Stock") and (b) Series A Preferred Stock (the "Special Voting Stock"). A single share of Special Voting Stock was issued to State Street Bank and Trust Company (the "Trustee"), as trustee under a voting trust agreement for the benefit of holders of exchangeable shares of the Company's wholly owned subsidiary, MacDonald, Dettwiler Holdings Inc. (the "Exchangeable Shares") that were issued in connection with Orbital's November 1995 acquisition of MacDonald, Dettwiler and Associates Ltd. ("MDA"). The Common Stock and Special Voting Stock vote together as a single class on all matters except as otherwise required by Delaware law. The Common Stock is entitled to one vote per share. The Trustee, as holder of the Special Voting Stock, is entitled to one vote for each outstanding Exchangeable Share for which instructions with respect to such voting are received in proper form from respective Exchangeable Shareholders. Unless otherwise indicated, references herein to "stockholders" means holders of Orbital Common Stock and the Special Voting Stock. Rights and procedures with respect to the voting of Exchangeable Shares are set forth in the "Information Statement for Holders of Exchangeable Shares of MacDonald, Dettwiler Holdings Inc." included in the proxy materials sent to Exchangeable Shareholders.

     Common Stockholders of record at the close of business on March 20, 1996 (the "Record Date"), and the Trustee on behalf of the Exchangeable Shareholders of record on the Record Date will be entitled to vote at the Annual Meeting of Stockholders. On the Record Date, there were 25,935,630 shares of Common Stock outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. On the Record Date, there were 1,177,879 Exchangeable Shares outstanding, entitling the Trustee to one vote per Exchangeable Share on each matter to come before the meeting to the extent and in the manner instructed by the respective Exchangeable Shareholders. Proxies properly executed and returned will be voted at the meeting in accordance with any directions noted thereon or, if no direction is indicated, proxies will be voted FOR the election of the nominees for director set forth below and FOR the other proposal described in this Proxy Statement. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and all matters incidental to the conduct of the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may revoke his or her proxy and vote his or her shares.

     This Proxy Statement and accompanying form of proxy will be first mailed to Common Stockholders, the Trustee and the Exchangeable Shareholders on or about March 29, 1996.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

     Five directors are to be elected at the 1996 Annual Meeting for three-year terms that expire in 1999. Nine other directors have been elected to terms that end in either 1997 or 1998, as indicated below. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below for a term of three years expiring at the 1999 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, removal or resignation. If any nominee should become unavailable, such proxy will be voted for a substitute nominee designated by the Human Resources and Nominating Committee. Management does not anticipate that any of the nominees will become unavailable. The five nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors.

     Set forth below is certain information concerning each of the nominees and the other incumbent directors:

               DIRECTORS TO BE ELECTED AT THE 1996 ANNUAL MEETING

KELLY H. BURKE, 66
Chairman of Human Resources and Nominating Committee

Kelly H. Burke has been a Director of the Company since 1984. In 1982, General Burke retired from the U.S. Air Force. Since that time, General Burke has been Chairman of Stafford, Burke and Hecker, Inc., an aerospace consulting firm. During 30 years of U.S. Air Force service, General Burke held a wide variety of command and staff positions, culminating with that of Deputy Chief of Staff for Research, Development and Acquisition at the Pentagon. Additionally, he has served as an advisor to the White House Science Office, the National Academy of Sciences, the Defense Science Board and the U.S. Air Force Scientific Advisory Board.

BRUCE W. FERGUSON, 41

Bruce W. Ferguson is a founder of Orbital and has been Executive Vice President and General Manager/Communications and Information Services Group since October 1993 and a Director of the Company since 1982. Mr. Ferguson was Executive Vice President and Chief Operating Officer of Orbital from 1989 to October 1993 and Senior Vice President/Finance and Administration and General Counsel from 1985 to 1989.

DANIEL J. FINK, 69
Chairman of Strategy and Technology Committee and Member of Audit and Finance Committee

Daniel J. Fink has been a Director of the Company since 1983. Since 1982, Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the position of Senior Vice President from 1979 to 1982. He is a director of Titan Corporation, a former member of the Defense Science Board and a former Chairman of the National Aeronautics and Space Administration ("NASA") Advisory Council.

JACK A. FROHBIETER, 59

Jack A. Frohbieter has been a Director of the Company since August 1994 and Executive Vice President and General Manager/Space and Electronics Systems Group since September 1994. From 1990 until August 1994, Mr. Frohbieter was President and Chief Operating Officer of Fairchild Space and Defense Corporation ("Fairchild"). From 1988 to 1990, he was Vice President and General Manager of General Electric Company's Government Electronics Systems Division, and from 1966 to 1987, he held a variety of positions at RCA's Astro Space Division, including Vice President and General Manager from 1986 to 1987.

J. PAUL KINLOCH, 51
Member of Audit and Finance Committee

J. Paul Kinloch has been a Director of the Company since 1984. Since 1984, Mr. Kinloch has been a Managing Director in the Investment Banking Division of Lehman Brothers Inc. Since 1968, Mr. Kinloch has held a variety of positions at Lehman Brothers Inc. and its predecessor companies.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1997

DOUGLAS S. LUKE, 54
Chairman of Audit and Finance Committee and Member of Human Resources and Nominating Committee

Douglas S. Luke has been a Director of the Company since 1983. Since 1991, Mr. Luke has been President and Chief Executive Officer of WLD Enterprises, Inc., a private investment firm. From 1979 until 1990, he held various positions with Rothschild, Inc., including the position of Managing Director from 1987 until 1990. Mr. Luke is currently a director of DNA Plant Technology Corporation and Regency Realty Corporation.

JOHN L. MCLUCAS, 75
Member of Human Resources and Nominating and Strategy and Technology Committees

John L. McLucas has been a Director of the Company since 1993. From 1987 until 1993, he was a director of the Company's then wholly owned subsidiary Orbital Research Corporation ("ORC"). He was formerly Chairman of the International Space University and currently serves on its Board of Advisors. From 1988 to 1991, he was Chairman of the NASA Advisory Council and Chairman of the U.S. Air Force Studies Board. From 1985 to 1988, he was Chairman of QuesTech, Inc. From 1977 to 1985, Dr. McLucas was Executive Vice President of The Communications Satellite Corporation. Prior to 1977, Dr. McLucas held a variety of positions, including Administrator of the Federal Aviation Administration, Secretary of the U.S. Air Force and President of MITRE Corporation.

HARRISON H. SCHMITT, 60
Member of Audit and Finance and Strategy and Technology Committees

Harrison H. Schmitt has been a Director of the Company since 1983. From 1982 until the present, Dr. Schmitt has served in various capacities as a consultant. From 1976 to 1982, Dr. Schmitt was a United States Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which approves and oversees all non-military space-related research and development projects of the U.S. Government. From 1974 to 1975, he was NASA Assistant Administrator for Energy Programs. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon's surface.

SCOTT L. WEBSTER, 43

Scott L. Webster is a founder of Orbital and has been a Director of the Company since 1982. From January 1995 until the present, Mr. Webster has served in various capacities as a consultant. Mr. Webster was Senior Vice President of Orbital from October 1993 until January 1995, was President/Space Data Division of Orbital from 1991 until October 1993, was Executive Vice President/Space Data Division from 1989 to 1990, was Senior Vice President/Marketing and Business Development from 1985 to 1989 and was Vice President/ Marketing from 1982 to 1985. From 1974 to 1978, he was a Senior Engineer at Litton Industries, Inc.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1998

FRED C. ALCORN, 65
Member of Human Resources and Nominating Committee

Fred C. Alcorn has been a Director of the Company since 1983. Since 1975, Mr. Alcorn has been President of Alcorn Oil & Gas Company and Alcorn Development Company.

LENNARD A. FISK, 52
Member of Strategy and Technology Committee

Lennard A. Fisk has been a Director of the Company since October 1993. Since July 1993, Dr. Fisk has been Professor and Chairman of the Department of Atmospheric, Oceanic, and Space Sciences at the University of Michigan. From 1987 until 1993, he was Associate Administrator for Space Science and Applications at NASA. From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs.

JACK L. KERREBROCK, 68
Member of Strategy and Technology Committee

Jack L. Kerrebrock has been a Director of the Company since January 1993. From 1984 until 1993, he was a director of ORC. Since 1965, Dr. Kerrebrock has been a Professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology ("MIT"). From 1990 to 1991, he was Acting Dean of Engineering at MIT, and from 1985 to 1989, he was Associate Dean of Engineering. He was NASA Associate Administrator for Aeronautics and Space Technology from 1981 to 1983. From 1985 to 1986, Dr. Kerrebrock served as a member of the National Commission on Space.

DAVID W. THOMPSON, 41
Chairman of the Board

David W. Thompson is a founder of Orbital and has been Chairman of the Board, President and Chief Executive Officer of the Company since 1982. From 1981 to 1982, Mr. Thompson was Special Assistant to the President at Hughes Aircraft Company's Missile Systems Group. From 1977 to 1979, Mr. Thompson was employed by NASA at the Marshall Space Flight Center as a project manager and engineer. From 1975 to 1976, he worked on the Space Shuttle's autopilot design at the Charles Stark Draper Laboratory.

JAMES R. THOMPSON, 59

James R. Thompson (who is not related to David W. Thompson) has been Executive Vice President and General Manager/Launch Systems Group since October 1993 and a Director of the Company since 1992. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to October 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of the Marshall Space Flight Center. Mr. Thompson was Deputy Director for Technical Operations at Princeton University's Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center. He is a director of Nichols Research Corp., an engineering analysis and services company, and SPACEHAB Incorporated, a space module supplier.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     The Board has three standing committees: the Audit and Finance Committee; the Human Resources and Nominating Committee; and the Strategy and Technology Committee. The biographical information in the immediately preceding section identifies the Committee memberships held by each director.

     The Audit and Finance Committee, which held four meetings during 1995, reviews corporate financial planning; recommends annually the persons or firm to be employed by the Company as its independent auditors; consults with the independent auditors with regard to the plan of audit; reviews, in consultation with the independent auditors, the audit report and the accompanying management letter, if any, of such independent auditors; and consults with the independent auditors with regard to the adequacy of internal controls of the Company.

     The Human Resources and Nominating Committee, which held two meetings and took action by unanimous written consent twice during 1995, administers the Company's 1990 Stock Option Plan (the "Orbital Option Plan") and the Company's 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan"); approves compensation arrangements for directors, executive officers and other members of management; evaluates compensation plans and policies and makes appropriate recommendations to the Board with respect thereto; considers issues of management development and evaluation; nominates candidates for positions on the Board; and will consider nominees recommended by stockholders if such recommendations are in writing, are filed with the Secretary of the Company, and set forth the information and are filed by the time specified in the Company's By-Laws.

     The Strategy and Technology Committee, which held four meetings during 1995, is responsible for giving initial Board-level consideration to certain technology and business strategy issues, which may include significant proposals, competitive assessments, technical and market risks associated with new product development, internal capabilities and potential acquisition and joint venture evaluations.

     In 1995, directors who were not employees of the Company were paid an annual retainer of $7,500 for service on the Board and fees of $1,000 for each Board or Committee meeting they attended. In addition, pursuant to the terms of the Non-Employee Director Plan, each year non-employee directors are automatically granted options for 3,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant.

     During 1995, the Board held six meetings and took action by unanimous written consent two times. Each incumbent director attended at least 75 percent of all meetings of the Board and Committees of which he was a member.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual salary and bonus earned for services in all capacities to the Company during, and long-term compensation and other compensation awarded or paid in, the fiscal years ended December 31, 1995, 1994 and 1993, as applicable, to those persons who were, at December 31, 1995, (a) the Chief Executive Officer and (b) the other four most highly compensated executive officers of the Company (with the Chief Executive Officer, the "Named Officers").

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                  ----------------------
                                          ANNUAL COMPENSATION           SECURITIES
                                          --------------------          UNDERLYING             ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR     SALARY      BONUS            OPTIONS(#)          COMPENSATION(1)
-------------------------------   ----    --------    --------    ----------------------    ---------------
David W. Thompson..............   1995    $300,000    $121,500            25,000                $14,248
Chairman of the Board,            1994     250,000      27,500            10,000                 12,949
  President and Chief Executive   1993     240,000      43,600             4,000                 12,154
  Officer

Jack A. Frohbieter.............   1995     260,000      87,700            25,000                 15,015
Executive Vice President and      1994(2)   89,500     100,000                --                  1,744
  General Manager/Space and
  Electronics Systems Group

James R. Thompson..............   1995     235,000      79,300            15,000                 13,997
Executive Vice President and      1994     220,000      27,000            10,000                  9,871
  General Manager/Launch          1993     220,000      30,800             4,000                  8,452
  Systems Group                                                            5,000(3)

Carlton B. Crenshaw............   1995     215,000     147,500            15,000                 12,721
Executive Vice President and      1994     190,000      50,000            10,000                 11,659
  Chief Financial Officer                                                  3,000(3)
                                  1993     170,000      59,500            10,000                  8,802

Bruce W. Ferguson..............   1995     210,000      75,900            10,000                 10,403
Executive Vice President and      1994     195,000      24,500            10,000                 10,850
  General Manager/                                                         2,500(3)
  Communications and              1993     185,000      25,900             4,000                 10,101
  Information Services Group

---------------

(1) Company matching and profit-sharing contributions earned under the Company's 401(k) Plan.

(2) Reports compensation earned by Mr. Frohbieter after he joined the Company in August 1994 following the Company's acquisition of Fairchild.

(3) Shares of common stock of the Company's majority owned subsidiary, Orbital Communications Corporation ("ORBCOMM"), subject to options granted under the ORBCOMM 1992 Stock Option Plan (the "ORBCOMM Option Plan").

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants of stock options to the Named Officers pursuant to the Orbital Option Plan during the fiscal year ended December 31, 1995, which options are reflected in the Summary Compensation Table.

                                                       INDIVIDUAL GRANTS                                    POTENTIAL REALIZED
                           -------------------------------------------------------------------------         VALUE AT ASSUMED
                             NUMBER OF                                                                        RATES OF STOCK
                            SECURITIES        % OF TOTAL                    PRICE ON                        PRICE APPRECIATION
                            UNDERLYING        GRANTED TO      EXERCISE       DATE OF                          FOR OPTION TERM
                              OPTIONS        EMPLOYEES IN       PRICE         GRANT       EXPIRATION     -------------------------
         NAME              GRANTED(#)(1)     FISCAL YEAR      ($/SHARE)     ($/SHARE)        DATE            5%            10%
-----------------------    -------------     ------------     ---------     ---------     ----------     ----------     ----------
David W. Thompson......        25,000             4.7%         $ 16.75       $ 16.75       1/25/2005      $ 263,350      $ 667,380
Jack A. Frohbieter.....        25,000             4.7%           16.75         16.75       1/25/2005        263,350        667,380
James R. Thompson......        10,000             1.9%           16.75         16.75       1/25/2005        105,340        266,952
                                5,000             1.0%           17.25         17.25       4/26/2005         54,242        137,460
Carlton B. Crenshaw....        15,000             2.8%           16.75         16.75       1/25/2005        158,010        400,428
Bruce W. Ferguson......        10,000             1.9%           16.75         16.75       1/25/2005        105,340        266,952

---------------

(1) Options vest in one-third increments over a three-year period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     Shown below is information with respect to the exercise of stock options granted under the Orbital Option Plan during fiscal year 1995 and the 1995 year-end value of unexercised stock options granted under the Orbital Option Plan and the ORBCOMM Option Plan. In 1995, none of the Named Officers exercised any options granted under the ORBCOMM Option Plan.

                                                               NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                                   OPTION SHARES                 IN-THE-MONEY OPTIONS
                             SHARES                           AT DECEMBER 31, 1995(#)            AT DECEMBER 31, 1995
                           ACQUIRED ON        VALUE        -----------------------------     -----------------------------
         NAME              EXERCISE(#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------    -----------     -----------     -----------     -------------     -----------     -------------
David W. Thompson......          --               --          22,999           33,001         $   3,333         $ 1,668
                                                              18,000(1)            --           264,000              --
Jack A. Frohbieter.....          --               --              --           25,000                --              --
James R. Thompson......          --               --          58,999           23,001            89,283           1,668
                                                               7,000(1)         2,500(1)         77,250          11,250
Carlton B. Crenshaw....       6,833          $54,775           8,433           25,001                --           4,168
                                                              15,750(1)         2,250(1)        223,000           9,000
Bruce W. Ferguson......          --               --          27,999           18,001            55,833           1,668
                                                              30,625(1)         1,875(1)        442,500           7,500

---------------

(1) Options to acquire ORBCOMM common stock granted pursuant to the ORBCOMM Option Plan.

COMPENSATION COMMITTEE REPORT

     The Human Resources and Nominating Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for determining executive compensation, including salaries, bonus awards and stock option awards.

     Under the supervision of the Committee, Orbital has developed and implemented compensation policies and plans that seek to enhance the sales growth, profitability and financial strength of the Company and, accordingly, stockholder value by linking the financial interests of Orbital's senior management to those of the Company's stockholders. To implement these goals, Orbital's compensation structure has three components: base salary, annual (and occasional "special") cash bonuses and stock options.

     Generally, in the early part of each fiscal year, the Committee reviews with the Chief Executive Officer and approves, with any modifications it deems appropriate, salary levels for the Company's executive officers, including the Named Officers, and certain other senior managers. Generally, the salary amounts are determined subjectively, based on perceptions of industry and peer group salary levels and judgments as to the past and expected future contributions of the individual senior executives, as well as the Company's overall growth and profitability.

     In late 1994, the Company engaged KPMG Peat Marwick LLP's Performance and Compensation Management Consulting Group (the "Compensation Consultant") to review and compare Orbital's total executive compensation package to the executive compensation packages of companies with comparable revenues and in comparable industries to the Company. Many of the companies included in the Company's peer group index in the Comparison of Cumulative Total Returns graph below are much larger in terms of revenues and capitalization than Orbital and pay significantly higher executive compensation (in terms of salaries and incentive packages). Accordingly, the Compensation Committee believed that the compensation peer group used by the Compensation Consultant included a more appropriate mix of companies with corporate management styles and goals that parallel Orbital's. The Compensation Consultant's review indicated that for 1994, base salaries of certain executive officers (but not the Chief Executive Officer) were slightly above market levels. It also found that actual bonus amounts paid were well below the market median. The review also found that long-term incentive compensation, in the form of stock options, was considerably below the market median in terms of the value of actual grants. As a result, the Compensation Consultant's overall recommendation was that base salary should be increased for positions that were below market, that bonus payments should be increased by adopting performance goals for bonuses that were more realistic and by increasing maximum bonus opportunities, and that long-term executive compensation in the form of stock option grants should be significantly increased to be more consistent with prevailing market levels.

     In January 1995, the Committee increased the Chief Executive Officer's base salary to $300,000, increased the amount of his potential annual bonus from 40 percent to 60 percent of his base salary, and authorized a grant of 25,000 options. This change in compensation was spurred in part due to the conclusion in the Compensation Consultant's review that the Chief Executive Officer's base salary, bonus opportunity and option grants were below the market median. In addition, the Committee considered the Chief Executive Officer's experience, his value to the Company, the Company's increased size, two successful acquisitions in 1994, and the Committee's perceptions as to the salary he could command in similar positions at other companies.

     Under the Company's incentive bonus plan for 1995, the Chief Executive Officer was eligible to receive semi-annual bonuses of up to 30 percent of annual base salary, executive officers of the Company were eligible to receive semi-annual bonuses of up to 20 percent or 25 percent of annual base salary, and certain senior managers of the Company and its subsidiaries were eligible to receive semi-annual bonuses of up to 10 percent of annual base salary. At the beginning of each semi-annual period, the Committee reviewed semi-annual Company and group performance goals recommended by management for purposes of bonus determination. These goals included both financial goals, such as revenues, backlog, earnings and cash flow, and non-financial operational goals, such as mission reliability, mission timeliness and new product initiatives. At the end of each semi-annual period, management evaluated the Company's and the groups' performance against the established goals, and presented this evaluation, together with its reasoning and recommended bonus percentages, to the Committee. The Committee then determined, based on the recommendations of management and any other factors the Committee considered relevant, the percentage of base salary to be awarded as a bonus to each executive officer and senior manager and established a bonus pool for all other eligible employees. The nature of the goals meant that management's recommendations and the Committee's determinations as to bonus percentages were necessarily subjective. For 1995, the total bonus percentage awarded to the Chief Executive Officer was approximately 40 percent of his annual base salary, as compared to an opportunity of 60 percent. The total bonus percentages awarded to each of the other Named Officers was approximately 34 percent of annual base salary, as compared to a bonus opportunity of 50 percent. The 1995 bonus amounts reflected a number of factors, including the Company's mixed success in meeting self-imposed program schedules and certain financial and operating goals, coupled with certain marketing successes and a successful acquisition in late 1995.

     The Company also has a policy of awarding "special" one-time occasional bonuses to an individual or on a group basis in recognition of exceptional achievement or effort. This policy is intended to complement the incentive bonus plan. Generally, special bonuses are awarded when the performance of an individual, program or department is perceived to merit extraordinary recognition or compensation in excess of that which is awarded under the incentive bonus plan. The amounts of special bonuses are determined subjectively, based on such factors as the perceived value to the Company of the achievement, the amount of effort involved and the salary level of the individual. For the 1995 fiscal year, the Company awarded special bonuses to two Named Officers; one in recognition of Mr. Ferguson's efforts and success in connection with the Company's December 1994 acquisition of Magellan Corporation, and the other in recognition of Mr. Crenshaw's efforts and success in connection with the Company's November 1995 acquisition of MDA.

     The Company believes that stock options provide meaningful long-term incentives because they reward the enhancement of stockholder value. The number of stock options granted to each individual is determined subjectively based on a number of factors, including the individual's degree of responsibility, general level of performance, ability to affect future Company performance, salary level, option holdings and recent noteworthy achievements. Rather than being tied to the Company's historical corporate performance, stock option grants are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value. The Committee's grant of 25,000 options to the Chief Executive Officer in 1995 was based on the foregoing factors as well as the conclusion from the Compensation Consultant's review of management compensation that long-term incentive compensation, in the form of stock options, was below the market median in terms of the value of actual grants.

     The levels of salary and bonuses at the Company are such that the $1 million limit on the Federal tax deductibility of individual executive compensation is not generally relevant to compensation determinations. However, because significant stock price appreciation over a number of years could result in the limit being applicable to option exercises, the Orbital Option Plan contains certain limitations so that options granted thereunder are expected to be exempt from the $1 million limitation under Internal Revenue Service guidelines.

     No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

     The foregoing report has been furnished by the Committee members:

Lt. Gen. Kelly H. Burke (Chairman)      Mr. Douglas S. Luke
Dr. John L. McLucas                     Mr. Fred C. Alcorn

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly cumulative total return on the Company's Common Stock against the cumulative total return on the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index for the five-year period commencing on December 31, 1990 and ending on December 29, 1995.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

                                                   DOW JONES
                                                     AERO-       ORBITAL SCI-
      MEASUREMENT PERIOD           NASDAQ US     SPACE/DEFENSE      ENCES C
    (FISCAL YEAR COVERED)        COMPANY INDEX       INDEX        ORPORATION
DEC-90                                  100.00          100.00          100.00
DEC-91                                  160.66          120.98          104.67
DEC-92                                  186.95          122.41           89.72
DEC-93                                  213.31          154.12          153.27
DEC-94                                  213.56          169.45          143.92
DEC-95                                  301.78          289.29           95.33

* Assumes that the value of the investment in Orbital Common Stock, the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index was $100 on December 31, 1990 and that all dividends were reinvested.

INDEMNIFICATION AGREEMENTS

     The Company has entered into substantially identical indemnification agreements with each of its directors, the Named Officers and with certain other officers and senior managers. The agreements provide that the Company shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the Company or any of its affiliates, or because the Company has a right to judgment in its favor because of his or her position with the Company or any of its affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to the Company's best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Company's Restated Certificate of Incorporation, By-Laws or any agreement or vote of stockholders and that the Restated Certificate of Incorporation or By-Laws may not be amended to affect adversely the rights of the indemnitee.

EXECUTIVE EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     The Company has entered into executive employment agreements with certain officers including Messrs. D.W. Thompson, J.R. Thompson, Crenshaw and Ferguson. These agreements become effective in the event of a "change of control" (as defined in the agreements) of the Company, and no officer currently receives compensation under these agreements. Upon a "change of control," each officer (other than Mr. Frohbieter) whose employment is terminated by the Company other than for disability or "cause" (as defined in the agreements), or whose employment is terminated by the executive for "good reason" (as defined in the agreements), within 24 months following such "change of control," would receive his or her full base salary through the termination date, plus the lesser of (i) $500,000, or (ii) two times the sum of 12 times his then-current monthly salary plus an amount equal to any bonus paid in the previous year. In addition, all retirement benefits would vest, all insurance benefits would continue for 30 months and all Company stock options would be repurchased by the Company at the difference between the highest price paid in the "change of control" transaction for shares of stock of the same class or series and the exercise price.

     Mr. Frohbieter has an employment agreement with Fairchild, which has continued in force following the Company's 1994 acquisition of Fairchild. Under this agreement, if Mr. Frohbieter is terminated before his 65th birthday for any reason other than for "cause" (as defined in the agreement), Mr. Frohbieter would receive (i) an amount equal to twice his then-current annual base salary and (ii) an amount equal to the sum of his short-term incentive compensation awards for the two years immediately prior to the termination. Also, to the extent permitted, Mr. Frohbieter would be entitled to continue his participation for a period of up to two years in the Company's medical and insurance benefit plans.

     Upon retirement, Mr. Frohbieter may be entitled to receive approximately $250,000 in a lump sum (with certain actuarial adjustments based on his age) or monthly annuity payments of approximately $3,200, which reflects the amount accrued and vested as of December 31, 1995 under a Fairchild supplemental executive retirement plan that was terminated shortly after Orbital's acquisition of Fairchild. Under the plan, benefits accrued and vested based upon years of service. The value of the benefit is calculated at 60 percent of the average base salary for five consecutive calendar years prior to termination of the plan, and is reduced by social security benefits and benefits accrued under Fairchild's defined benefit plan. In addition, upon retirement Mr. Frohbieter may be entitled to receive up to $36,000 (with certain actuarial adjustments based on his age), which reflects the amount accrued and vested pursuant to Fairchild's defined benefit plan, which was frozen shortly after Orbital's acquisition of Fairchild.

                         RATIFICATION OF THE SELECTION
                      OF INDEPENDENT AUDITORS (PROPOSAL 2)

     The Board of Directors recommends the ratification by the stockholders of the appointment by the Board of Directors of KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 1996. KPMG has served as the Company's independent auditors since 1989. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of KPMG. The affirmative vote of the holders of a majority of shares properly cast on the proposal, in person or by proxy, will be required to approve Proposal 2. In the event that the stockholders do not ratify the selection of KPMG, the Board of Directors will consider the selection of another firm of independent auditors. A representative of KPMG is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and make such statements as he may desire.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 14, 1996 by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director of the Company and each Named Officer and (iii) all officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. Because the Exchangeable Shares are exchangeable into Common Stock at the holder's option at any time on a one for one basis, the percentage calculation assumes the conversion of all outstanding Exchangeable Shares into Common Stock.

                                                                              NUMBER
                             NAME AND ADDRESS                                OF SHARES    PERCENT
--------------------------------------------------------------------------   ---------    -------
LGT Asset Management, Inc.(1).............................................   2,381,800      8.9%
  50 California Street, 27th Floor
  San Francisco, CA 94111
Fred C. Alcorn(2).........................................................      64,590        *
Kelly H. Burke(2).........................................................      25,100        *
Carlton B. Crenshaw(2)....................................................      20,099        *
Bruce W. Ferguson(2)(3)...................................................     197,285        *
Daniel J. Fink(2)(4)......................................................      21,800        *
Lennard A. Fisk(2)........................................................       4,000        *
Jack A. Frohbieter(2).....................................................       8,936        *
Jack L. Kerrebrock(2).....................................................      24,500        *
J. Paul Kinloch(2)........................................................      24,032        *
Douglas S. Luke(2)........................................................      18,000        *
John L. McLucas(2)........................................................      23,500        *
Harrison H. Schmitt(2)(4) ................................................      15,850        *
David W. Thompson(2)(3)...................................................      84,757        *
James R. Thompson(2)(3)...................................................      68,665        *
Scott L. Webster(2).......................................................     170,233        *
Officers and Directors as a Group
  (21 persons)(2)(5)......................................................   1,006,899      3.7%

---------------

 *  Represents less than one percent of the outstanding shares of stock.

(1) LGT Asset Management, Inc.'s beneficial ownership is as of December 31, 1995, not March 14, 1996 and is based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC").

(2) Includes shares issuable upon exercise of currently vested stock options or options that will vest within sixty days of March 14, 1996, in the following amounts: Fred C. Alcorn, 18,000 shares; Kelly H. Burke, 18,000 shares; Carlton B. Crenshaw, 20,099 shares; Bruce W. Ferguson, 35,999 shares; Daniel
    J. Fink, 18,000 shares; Lennard A. Fisk, 4,000 shares; Jack A. Frohbieter, 8,332; Jack L. Kerrebrock, 18,000 shares; J. Paul Kinloch, 18,000 shares; Douglas S. Luke, 18,000 shares; John L. McLucas, 18,000 shares; Harrison H. Schmitt, 14,000 shares; David W. Thompson, 35,998 shares; James R. Thompson, 68,665 shares; Scott L. Webster, 27,333 shares; and all officers and directors as a group, 563,737 shares.

(3) Excludes 17,700 shares of Common Stock owned by Mr. Ferguson's wife, 23,000 shares of Common Stock owned by Mr. D.W. Thompson's wife, 1,385 shares of Common Stock owned by Mr. J.R. Thompson's wife and 450 shares of Common Stock owned by Mr. J.R. Thompson's dependent children. Messrs. Ferguson, D.W. Thompson and J.R. Thompson disclaim beneficial ownership of such shares.

(4) Includes 300 shares of Common Stock with respect to which Mr. Fink shares voting and investment power with his wife, and 1,850 shares of Common Stock with respect to which Dr. Schmitt shares voting and investment power with his wife.

(5) Includes 27,788 shares of Common Stock that are immediately issuable upon conversion of an equal number of Exchangeable Shares owned by an executive officer of the Company.

                  QUORUM REQUIREMENT AND METHOD OF TABULATION

     Consistent with Delaware state corporate law and under the Company's By-Laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as inspectors of election for the meeting. The inspectors of election will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the matter.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires Orbital's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons, the Company believes that, except as specified below, all its executive officers, directors and greater than ten percent beneficial owners (if any) complied with all such filing requirements applicable to them with respect to transactions during fiscal 1995.

     Mr. D.W. Thompson's Form 4 that reported a sale of 5,000 shares of Common Stock in March 1995, and Mr. Frohbieter's Form 5 reflecting the acquisition of 24 shares of Common Stock through the Company's 401(k) plan, were filed late with the SEC.

                             STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the SEC, stockholder proposals intended to be included in the Company's proxy materials for the Company's 1997 annual meeting of stockholders must be received by the Company on or before November 30, 1996 at its principal office, 21700 Atlantic Boulevard, Dulles, Virginia 20166, Attention: Corporate Secretary.

                                 OTHER MATTERS

     Management has no knowledge of any other matter that may come before the Annual Meeting and does not, itself, currently intend to present any such other matter. However, if any such other matters properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of the Company by mail, telegram or personally. In addition, the Company has retained D.F. King & Co. ("D.F. King") to solicit proxies by personal interview, mail, telephone and telegram and to request brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock. The Company will pay D.F. King a fee not to exceed $3,500 covering its services and, in addition, will reimburse D.F. King for expenses and payments made for the Company's account to brokers and other nominees for their expenses in forwarding soliciting material.

     Stockholders are urged to send their proxies without delay. Your cooperation is appreciated.

                          ORBITAL SCIENCES CORPORATION
P
R         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- APRIL 25, 1996.
O
X         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Y
     The undersigned appoints David W. Thompson and Leslie C. Seeman and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the "Company"), to be held at the Company's headquarters, 21700 Atlantic Boulevard, Dulles, Virginia 20166 on April 25, 1996 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the Company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.

             (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE.)

                                                             SEE REVERSE SIDE

/ X / PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AND FOR PROPOSAL 2.



                                                          WITHHELD
                     FOR ALL NOMINEES                FROM ALL NOMINEES

1. Election of           /  /                              /  /
   Directors

For, except vote withheld from the following nominee(s):

Nominees:  Kelly H. Burke, Bruce W. Ferguson, and
           Daniel J. Fink, Jack A. Frohbieter
           J. Paul Kinloch


                                        FOR        AGAINST      ABSTAIN

2. Ratifying the selection of KPMG     /  /         /  /         /  /
   Peat Marwick LLP as auditors.


------------------------------------------






Signature(s) ___________________________________________ DATE _______________

NOTE: Please sign exactly as name appears on this card and return this card in the enclosed envelope. When signing as executor, administrator, attorney, trustee, guardian, or custodian, or for a corporation, please give full title as such.